Exhibit 5.1

313-465-7000 Fax: 313-465-8000

March 30, 2011

Amerigon Incorporated

21680 Haggerty Road

Suite 101

Northville, MI 48167

Ladies and Gentlemen:

We have acted as counsel to Amerigon Incorporated, a Michigan corporation (the “Company”), in connection with the offering by the Company (i) of up to 7,000 shares of the Company’s Series C 8% Convertible Preferred Stock, without par value but with a stated value of $10,000 per share (the “Preferred Shares”), convertible into shares of the Company’s Common Stock, without par value (the “Common Stock”), (ii) Common Stock issuable upon conversion or redemption of the Preferred Shares (the “Conversion Shares”), (iii) Common Stock issuable to pay dividends on the Preferred Shares (the “Dividend Shares”), (iv) warrants to purchase up to 1,125,000 shares of the Company’s Common Stock, which warrants are issuable only upon the occurrence of certain conditions (the “Warrants”), and (v) Common Stock issuable upon exercise of the Warrants (the “Warrant Shares”), pursuant to a Registration Statement on Form S-3 (File No. 333-171787) (the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), the prospectus, dated January 20, 2011 included in the Registration Statement (the “Base Prospectus”), and the prospectus supplement, dated March 30, 2011, filed with the Commission pursuant to Rule 424(b) of the Rules and Regulations under the Act (the “Prospectus Supplement” and, together with the Base Prospectus, the “Prospectus”). The Conversion Shares, the Dividend Shares and the Warrant Shares, together with the Preferred Shares and the Warrants, are collectively referred to herein as the “Securities.” The Securities are to be offered and sold in the manner described in the Registration Statement, the Prospectus and the Certified Resolution of the Board of Directors of Amerigon Incorporated Establishing and Designating the Relative Rights and Preferences of Series C 8% Convertible Preferred Stock (the “Certificate of Designation”) filed with the Michigan Department of Energy, Labor and Economic Growth (“DELEG”).

The law covered by the opinions expressed in this opinion letter is limited to the federal laws of the United States, the laws of the State of Michigan and, as to the Warrants constituting valid and legally binding obligations of the Company, the laws of the State of New York. We express no opinion as to the enforceability of any provision specifying the governing law or forum selection, waiver of service of process and venue, or the waiver of any other rights or defenses.

Based upon our examination of such documents and other matters as we deem relevant, we are of the opinion that (1) the Preferred Shares have been duly authorized and, upon the filing of the Certificate of Designation with DELEG when issued and delivered against payment therefor in accordance with the Registration Statement, the Prospectus and the related Securities Purchase

2290 First National Building · 660 Woodward Avenue · Detroit, Michigan 48226-3506

Detroit · Lansing · Oakland County · Ann Arbor · Kalamazoo

Amerigon Incorporated

March 30, 2011

Agreement, will be legally issued, fully paid and nonassessable, (2) the Warrants, when executed, issued and delivered against payment therefor as contemplated by and in accordance with the Registration Statement, the Prospectus, the Certificate of Designation, the related Securities Purchase Agreement and the terms of the Warrants, will be legally issued, fully paid and nonassessable and will constitute legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except as enforcement thereof may be limited by bankruptcy, insolvency, fraudulent conveyance, arrangement, reorganization, moratorium or other similar laws relating to or affecting the enforcement of creditors’ rights generally and subject to general principles of equity (regardless of whether considered in a proceeding at law or in equity), (3) the Conversion Shares have been duly authorized and, when issued and delivered against payment therefor in accordance with the Registration Statement, the Prospectus and the terms and conditions of the Certificate of Designation, will be legally issued, fully paid and nonassessable, (4) the Warrant Shares have been duly authorized and, when issued and delivered against payment therefor in accordance with the Registration Statement, the Prospectus and the terms and conditions of the Warrants and the related Securities Purchase Agreement, will be legally issued, fully paid and nonassessable, and (5) the Dividend Shares have been duly authorized by the Company’s Board of Directors contingent upon the Company’s shareholders voting to increase the authorized shares of Common Stock of the Company; pursuant to the Certificate of Designation, the Dividend Shares cannot be issued unless and until the shareholders pass a vote to increase the authorized shares of Common Stock of the Company; and, upon such approval, when such Dividend Shares are issued and delivered in accordance with the Registration Statement, the Prospectus and the terms and conditions of the Certificate of Designation, such Dividend Shares will be legally issued, fully paid and nonassessable.

We consent to the reference to our firm under the caption “Legal Matters” in the Prospectus and to the filing of this opinion letter as an exhibit to the Registration Statement. In giving such consents, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the Commission thereunder.

Very truly yours,

/s/ HONIGMAN MILLER SCHWARTZ AND COHN LLP

KJP/KWB/REW/RZK/MSB

2290 First National Building · 660 Woodward Avenue · Detroit, Michigan 48226-3506

Detroit · Lansing · Oakland County · Ann Arbor · Kalamazoo